Exhibit 99.1

PRESS RELEASE

Cytec Industries Inc.

Five Garret Mountain Plaza

Woodland Park, New Jersey 07424

www.cytec.com

Release Date: Immediate

Cytec Announces Second Quarter Results

Second Quarter Adjusted EPS of $0.81

Reaffirms Full Year 2015 Adjusted EPS Outlook of $3.15 to $3.35

July 16, 2015 – Woodland Park, NJ - Cytec Industries Inc. (NYSE: CYT) announced today net earnings for the second quarter of 2015 of $54.7 million or $0.75 per diluted share on net sales from continuing operations of $508 million. Earnings from continuing operations were $56.2 million or $0.77 per diluted share. Loss from discontinued operations was $1.5 million or $0.02 per diluted share. Included in continuing operations in the quarter are a few special items that total $3.4 million of net expense after-tax, or $0.04 per diluted share, and are outlined further in this release. Excluding these special items, net earnings from continuing operations were $59.6 million or $0.81 per diluted share.

Net earnings for the second quarter of 2014 were $73.6 million or $1.00 per diluted share on net sales of $527 million. Earnings from continuing operations were $62.5 million or $0.85 per diluted share. Earnings from discontinued operations were $11.1 million or $0.15 per diluted share. Included in continuing operations in the quarter are special items of $0.2 million after-tax which did not impact earnings per diluted share. Excluding the special items, net earnings from continuing operations were $62.7 million or $0.85 per diluted share.

Shane Fleming, Chairman, President and Chief Executive Officer commented, “Our second quarter results were in line with our expectations as we continue to execute our long-term plan. I am very pleased with the performance of our largest segments, Aerospace Materials and In Process Separation, both of which supported the solid earnings performance in the quarter against tough comparable

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PRESS RELEASE

quarters. Industrial Materials is experiencing weaker market conditions versus the prior year period, but we remain excited about the longer-term growth opportunities in the segment. Our solid performance through the first six months of the year gives me confidence in delivering our full year targets for the company.”

Second Quarter Results

Cytec Aerospace Materials sales increased 1% to $265 million; Operating Earnings decreased to $49.1 million.

In Aerospace Materials, sales were up 1% versus a strong prior year period due mainly to selling price increases of 1%. Volumes were flat versus the prior year quarter, with increases in sales from the Joint Strike Fighter program offsetting lower demand from the civilian rotorcraft market.

Operating earnings of $49.1 million were down versus $52.7 million in the prior year period, due primarily to higher manufacturing costs, including planned project spending as we work to qualify our new carbon fiber line, and planned reductions in our finished goods inventory. The higher costs were partially offset by favorable exchange and increased selling prices.

Cytec Industrial Materials sales were down 26% to $64 million; Operating Earnings decreased to $3.5 million.

Industrial Materials sales in the quarter were down by 26% versus a tough comparable quarter. Selling volume was down 20% primarily as a result of lower demand from the aerospace tooling, high performance automotive and wind energy markets versus the prior year period, compounded by a soft European market which impacted the overall business, and by internal supply challenges as some sales will slip from the second to third quarter as we implemented the first phase of our new enterprise-wide operating model. Foreign exchange also impacted sales unfavorably by 6%.

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Operating earnings of $3.5 million were down from the prior year quarter of $9.6 million mainly as a result of the lower selling volumes.

Cytec In Process Separation sales were up 6% to $110 million; Operating Earnings increased to $32.5 million.

In Process Separation selling volumes increased by 7% versus the second quarter 2014 primarily due to higher sales of mining products related to copper and other base metals. Exchange rates were unfavorable by 1% in the quarter and selling prices were essentially flat.

All-time record operating earnings of $32.5 million were up 14% versus the prior year period driven primarily by the higher selling volumes, favorable product mix, and some benefits from foreign exchange.

Cytec Additive Technologies sales decreased 6% to $70 million; Operating Earnings decreased to $9.6 million.

In Additive Technologies, the sales decline was mostly related to foreign exchange, down 4% versus the prior year period. Selling volumes were essentially flat in the quarter, as increased sales from the polymer additives product line were offset by sales declines from the specialty additives products. Selling price impacted the quarter unfavorably by 2%.

Operating earnings of $9.6 million were slightly down versus $10.4 million in the prior year period due mainly to the price impact and some unfavorable product mix in specialty additives.

Special Items

In the second quarter of 2015 a few special items were recorded in continuing operations that resulted in a net pre-tax charge of $5.4 million ($3.4 million after-tax or $0.04 per diluted share) mainly attributable to the following:

•	A net pre-tax charge of $3.8 million ($2.4 million after-tax or $0.03 per diluted share) related to the final costs from the lockout of employees represented by Teamsters Local Union 745 at our Greenville, TX Aerospace manufacturing site. The agreement was ratified in the first quarter of 2015.

•	A net pre-tax charge of $1.5 million ($0.9 million after-tax or $0.01 per diluted share) related to an increase in environmental liabilities at inactive sites.

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Discontinued Operations

In the second quarter of 2015 we recorded a loss of $1.5 million from discontinued operations, net of tax. The loss is related to the cost to exit a former manufacturing facility of the Pressure Sensitive Adhesives business, part of our former Coatings segment.

In the second quarter of 2014 we recorded a gain of $11.1 million on the sale of discontinued operations, net of tax. The gain was principally related to a revision of tax expense as a result of an updated purchase price allocation with respect to the sale of our Coating Resins business.

Income Tax (Benefit)/Expense

The income tax expense related to continuing operations for the second quarter of 2015 was $23.6 million, compared with $28.0 million of income tax expense in the second quarter of 2014. Excluding the impact from the special items previously noted, the overall underlying annual tax rate for the second quarter of 2015 was 30.7% versus the underlying annual tax rate in the second quarter of 2014 of 31.0%.

Cash Flow

Dan Darazsdi, Vice President and Chief Financial Officer commented, “Cash Flows provided by operating activities of continuing operations were $56.3 million in the second quarter 2015. Our net working capital days at the end of the second quarter were up 4 days to 93 versus year end 2014. Inventory days at quarter end were 87, up 1 day versus the end of 2014.

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Accounts payable days of 44 were down 2 days and accounts receivable days of 50 were up 1 day versus the end of the prior year. We are implementing strategies to improve working capital on a go forward basis and will remain very focused on reducing working capital in the coming quarters.”

“Capital spending in the second quarter was $30 million and for the first half 2015 was $64 million. Our expectation for capital spending for the full year 2015 is now estimated to be in a range between $160 to $180 million, down from our prior range of $170 to $190 million. Spending is primarily related to Aerospace Materials growth projects.”

2015 Outlook

Mr. Fleming continued, “I am very pleased with our performance in the first half of the year, delivering 7% operating earnings growth versus the first half of 2014. We remain on track to deliver targeted year over year earnings growth as we continue to execute our full year 2015 plan. We have provided an updated view of each business segment below and reaffirm our full year guidance for adjusted diluted earnings per share remains in a range between $3.15 and $3.35.”

“In Aerospace Materials, we are seeing steady demand across the segment, with first half growth driven by commercial transport and fixed wing military sectors. We have good visibility on the order patterns and expect this trend to continue through the second half of this year. Therefore, our guidance remains unchanged with full year sales estimated in a range between $1,040 and $1,080 million and annual operating earnings in a range between $200 and $210 million, which is about 15% earnings growth versus the prior year.”

“For the Industrial Materials business, we have lowered our sales forecast for the full year to be in a range between $300 and $310 million versus our prior forecast range between $320 and $330 million. This takes into consideration a full year of foreign exchange headwinds as well as the weaker results in the second quarter. Our operating earnings forecast has also been updated to a range between $24 and $28 million, down from the prior estimate between $30 and $34 million, reflecting the challenges in the second quarter combined with higher volume estimates in the second half.”

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“In Process Separation continues to experience strong demand from the mining chemicals sector and in the first half also benefited from favorable product mix. We have good visibility into the second half, which supports our confidence of continued growth. Sales in the second half represent a different mix of customers and products, so we expect to see operating margins get closer to the average segment margins. We have revised our full year sales forecast to be in a range between $440 and $450 million, versus the prior range between $445 and $465 million, which represents annual growth rates of about 7 to 9%. Given the strong operating performance in the first half and taking into consideration the different product mix in the second half, we are increasing our full year operating earnings forecast to a range between $108 and $112 million, versus our prior forecast between $102 and $108 million, representing annual earnings growth of 12% to 16% in the segment.”

“Additive Technologies is making good progress this year penetrating their key markets with differentiated technologies and we expect similar trends through the balance of the year. We have tightened our full year sales guidance to a range between $270 and $280 million versus the prior range between $270 and $290 million, and we have slightly increased operating earnings to a range between $36 and $40 million, up from the prior range between $35 and $39 million, representing modest top line growth and approximately 10% earnings growth from improved product mix versus 2014.”

The guidance for full year Corporate and Unallocated Expense is slightly reduced to a range between $25 and $27 million versus the prior range between $26 and $28 million, and Interest Expense, net is now estimated to be $15 million. The forecasted effective tax rate reflected in our 2015 guidance remains in a range between 30% and 31%.

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Mr. Fleming concluded, “We remain focused on executing our strategic initiatives and are well-positioned to deliver consistent sales and earnings growth and create additional value for our shareholders.”

Six Month Results

Net earnings for the six months ended June 30, 2015 were $97.2 million or $1.33 per diluted share on net sales of $1,023 million. Earnings from continuing operations were $98.7 million or $1.35 per diluted share. Loss from discontinued operations was $1.5 million or $0.02 per diluted share.

Special Items

During the six months ended June 30, 2015, a number of special items were recorded in continuing operations that resulted in a net pre-tax charge of $32.4 ($20.5 million after-tax of $0.28 per diluted share) as follows:

•	A net pre-tax charge of $15.8 million ($9.9 million after-tax or $0.14 per diluted share) attributable to mark to market adjustments for pension and other postemployment benefits which was deferred from 2014.

•	A net pre-tax charge of $11.3 million ($7.2 million after-tax or $0.10 per diluted share) related to the final costs from the lockout of employees represented by Teamsters Local Union 745 at our Greenville, TX Aerospace manufacturing site. The agreement was ratified in the first quarter of 2015.

•	A net pre-tax charge of $3.7 million ($2.5 million after-tax or $0.03 per diluted share) related to restructuring activities.

•	A net pre-tax charge $1.5 million ($0.9 million after-tax or $0.01 per diluted share) related to an increase in environmental liabilities at inactive sites.

Excluding these items, earnings from continuing operations were $119.2 million or $1.63 per diluted share.

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Earnings from continuing operations for the six months ended June 30, 2014 were $118.4 million or $1.61 per diluted share on net sales of $1,016 million.

In the six months ended June 30, 2014 special items were recorded in continuing operations that resulted in a net pre-tax benefit of $5.7 million ($3.6 million after-tax of $0.05 per diluted share).

Excluding these special items, earnings from continuing operations were $114.8 million or $1.56 per diluted share.

Investor Conference Call to be Held on Friday, July 17, 2015 at 11:00am ET

Cytec will host its second quarter earnings release conference call on Friday, July 17, 2015 at 11:00am ET. The conference call will also be simultaneously webcast for all investors from Cytec’s website. Select the Investor Relations page to access the live webcast.

Use of Non-GAAP Measures

Management believes that earnings per share before special items, which is a non-GAAP measurement, is meaningful to investors because it provides a view of the Company with respect to ongoing operating results. Special items represent significant charges or credits that are important to an understanding of the Company’s overall operating results in the period presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance.

Forward-Looking and Cautionary Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Achieving the results described in these statements involves a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in Cytec’s filings with the Securities and Exchange Commission.

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Corporate Profile

Cytec’s vision is to deliver specialty material and chemical technologies beyond our customers’ imagination. Our focus on innovation, advanced technology and application expertise enables us to develop, manufacture and sell products that change the way our customers do business. Our pioneering products perform specific and important functions for our customers, enabling them to offer innovative solutions to the industries that they serve. Our products serve a diverse range of end markets including aerospace and industrial materials, mining and plastics.

For more information about Cytec please visit www.cytec.com.

For more information please contact:

Jodi Allen

Investor Relations

Tel: 1.973.357.3283

Jodi.Allen@cytec.com

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CYTEC INDUSTRIES INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in millions, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Net sales	$508.2	$527.1	$1,023.2	$1,016.2
Manufacturing cost of sales	342.7	347.1	713.7	676.2
Selling and technical services	36.2	37.5	71.5	74.3
Research and process development	12.0	12.4	24.4	25.2
Administrative and general	28.3	32.9	60.5	62.3
Amortization of acquisition intangibles	3.5	3.7	6.9	7.3

Earnings from operations	85.5	93.5	146.2	170.9
Other expense, net	1.8	—	1.5	0.5
Interest expense, net	3.9	3.0	7.6	6.2

Earnings from continuing operations before income taxes	79.8	90.5	137.1	164.2
Income tax provision	23.6	28.0	38.4	45.8

Earnings from continuing operations	56.2	62.5	98.7	118.4

Net (loss) gain on sale of discontinued operations, net of tax	(1.5)	11.1	(1.5)	11.1

(Loss) earnings from discontinued operations, net of tax	(1.5)	11.1	(1.5)	11.1

Net earnings	$54.7	$73.6	$97.2	$129.5

Comprehensive income	$72.8	$82.4	$58.8	$132.0

Earnings (loss) per share:
Basic earnings (loss) per common share
Continuing operations	$0.78	$0.86	$1.37	$1.64
Discontinued operations	(0.02)	0.16	(0.02)	0.16

	$0.76	$1.02	$1.35	$1.80

Diluted earnings (loss) per common share
Continuing operations	$0.77	$0.85	$1.35	$1.61
Discontinued operations	(0.02)	0.15	(0.02)	0.15

	$0.75	$1.00	$1.33	$1.76

Dividends per common share	$0.125	$0.063	$0.250	$0.125

Shares used in calculating earnings per common share (in 000s)
Basic	72,012	72,306	71,898	72,100
Diluted	73,144	73,533	72,997	73,415

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CYTEC INDUSTRIES INC. AND SUBSIDIARIES

CONSOLIDATED NET SALES AND EARNINGS FROM OPERATIONS BY BUSINESS SEGMENT

(Dollars in millions)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Net Sales:
Aerospace Materials	$264.8	$262.4	$524.1	$505.9
Industrial Materials	63.6	86.5	142.4	169.7
In Process Separation	109.6	103.9	216.9	200.0
Additive Technologies	70.2	74.3	139.8	140.6

Total consolidated net sales	$508.2	$527.1	$1,023.2	$1,016.2

	Three Months Ended June 30,				Six Months Ended June 30,
		% of		% of		% of		% of
	2015	Sales	2014	Sales	2015	Sales	2014	Sales
Earnings from operations:
Aerospace Materials	$49.1	18.5%	$52.7	20.1%	$98.8	18.9%	$90.7	17.9%
Industrial Materials	3.5	5.5%	9.6	11.1%	10.4	7.3%	17.8	10.5%
In Process Separation	32.5	29.7%	28.5	27.4%	61.3	28.3%	47.7	23.9%
Additive Technologies	9.6	13.7%	10.4	14.0%	18.7	13.4%	18.3	13.0%

Earnings from segments	94.7	18.6%	101.2	19.2%	189.2	18.5%	174.5	17.2%
Corporate and Unallocated, net (1)	(9.2)		(7.7)		(43.0)		(3.6)

Total earnings from operations	$85.5	16.8%	$93.5	17.7%	$146.2	14.3%	$170.9	16.8%

	Three Months Ended		Six Months Ended
(1) Corporate and Unallocated includes the following items:	June 30,		June 30,
	2015	2014	2015	2014
Restructuring charges, net	$0.1	$0.4	$3.7	$0.5
Pension and OPEB mark-to-market loss (gain), net	—	—	15.8	(6.2)
Costs related to global ERP initiative	3.7	2.7	8.0	5.1
Greenville, Texas lockout costs	3.8	—	11.3	—
Other	1.6	4.6	4.2	4.2

Total expense	$9.2	$7.7	$43.0	$3.6

CYTEC INDUSTRIES INC. AND SUBSIDIARIES % CHANGE IN SALES ANALYSIS BY SEGMENT VERSUS PRIOR YEAR

	Three Months Ended			Six Months Ended
	June 30, 2015			June 30, 2015
	% Variance Due To			% Variance Due To
Segment	Volume	Price	FX	Volume	Price	FX
Aerospace Materials	0%	1%	0%	3%	1%	0%
Industrial Materials	-20%	0%	-6%	-10%	1%	-7%
In Process Separation	7%	0%	-1%	10%	-1%	-1%
Additive Technologies	0%	-2%	-4%	6%	-2%	-5%
Total Continuing Operations	-2%	0%	-2%	3%	0%	-2%

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CYTEC INDUSTRIES INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in millions, except per share amounts) (Unaudited)

	June 30,	December 31,
	2015	2014
Assets
Current assets
Cash and cash equivalents	$123.2	$133.9
Trade accounts receivable, less allowance for doubtful accounts of $3.6 and $3.8 as of June 30, 2015 and December 31, 2014, respectively.	292.8	265.1
Other accounts receivable	74.4	74.6
Inventories	297.5	307.6
Deferred income taxes	34.1	27.4
Other current assets	31.5	26.2

Total current assets	853.5	834.8

Plants, equipment and facilities, at cost	1,694.5	1,680.8
Less: accumulated depreciation	(581.2)	(559.4)

Net plant investment	1,113.3	1,121.4

Acquisition intangibles, net of accumulated amortization of $77.5 and $70.8 as of June 30, 2015 and December 31, 2014, respectively.	134.2	141.6
Goodwill	507.3	508.8
Deferred income taxes	35.0	41.2
Other assets	133.1	119.4

Total assets	$2,776.4	$2,767.2

Liabilities
Current liabilities
Accounts payable	$166.5	$172.4
Current maturities of long-term debt	1.5	1.2
Accrued expenses	156.4	184.6
Income taxes payable	8.3	8.4
Deferred income taxes	0.4	0.3

Total current liabilities	333.1	366.9

Long-term debt	740.3	741.7
Pension and other postretirement benefit liabilities	235.2	245.9
Other noncurrent liabilities	166.1	170.3
Deferred income taxes	32.5	31.4

Stockholders’ equity

Preferred stock, 20,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $.01 par value per share, 150,000,000 shares authorized; issued 99,805,710 at June 30, 2015 and 99,772,436 shares at December 31, 2014	1.0	1.0
Additional paid-in capital	477.8	474.2
Retained earnings	1,778.9	1,699.6
Accumulated other comprehensive (loss) income	(25.3)	13.1
Treasury stock, at cost, 28,355,537 shares at June 30, 2015 and 28,732,931 shares at December 31, 2014	(963.2)	(976.9)

Total stockholders’ equity	1,269.2	1,211.0

Total liabilities and stockholders’ equity	$2,776.4	$2,767.2

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CYTEC INDUSTRIES INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in millions) (Unaudited)

	Six Months Ended
	June 30,
	2015	2014
Cash flows provided by (used in) operating activities:
Net earnings	$97.2	$129.5
(Loss) earnings from discontinued operations, net of tax	(1.5)	11.1

Net earnings from continuing operations	98.7	118.4
Adjustments to reconcile net income to net cash provided by operating activities of continuing operations:
Depreciation	35.3	30.5
Amortization	8.7	9.0
Share-based compensation	6.6	6.3
Deferred income taxes	3.0	11.2
Pension and postretirement benefit (income) expense	(1.5)	0.5
Contributions to pension and postretirement plans	(7.3)	(6.1)
Non-cash loss on disposal of assets	0.9	1.8
Unrealized (gain) loss on foreign currency contracts	(3.5)	1.3
Other
Changes in operating assets and liabilities:
Trade accounts receivable	(41.3)	(41.0)
Other receivables	3.0	(0.6)
Inventories	5.0	(36.5)
Other assets	(4.2)	1.8
Accounts payable	2.8	40.8
Accrued expenses	(27.5)	(14.3)
Income taxes payable	(8.1)	(9.5)
Other liabilities	(0.1)	(8.6)

Net cash provided by operating activities of continuing operations	70.5	105.0
Net cash (used in) provided by operating activities of discontinued operations	(1.7)	0.3

Net cash provided by operating activities	68.8	105.3

Cash flows used in investing activities:
Additions to plants, equipment and facilities	(64.3)	(121.6)
Other investing activities, net	—	(0.1)

Net cash used in investing activities	(64.3)	(121.7)

Cash flows provided by (used in) financing activities:
Proceeds from long-term debt	—	0.3
Payments on long-term debt	(0.6)	(0.3)
Cash dividends	(17.8)	(8.9)
Proceeds from the exercise of stock options	7.7	9.9
Excess tax benefits from share-based payment arrangements	2.7	4.4

Net cash (used in) provided by financing activities	(8.0)	5.4

Effect of currency rate changes on cash and cash equivalents	(7.2)	(0.6)

Decrease in cash and cash equivalents	(10.7)	(11.6)

Cash and cash equivalents, beginning of period	133.9	151.8

Cash and cash equivalents, end of period	$123.2	$140.2

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Reconciliation of GAAP and Non GAAP Measures

(Amounts in millions, except per share amounts)

Management believes that net earnings and diluted earnings per share before special items, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. Special items represent significant charges or credits that are important to an understanding of the Company’s overall operating results in the periods presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance.

Three Months Ended June 30

	Three Months Ended June 30, 2015
	GAAP (As Reported)	Environmental (1)	Texas lockout costs (2)	Restructuring (3)	Non-GAAP (As Adjusted)
Manufacturing cost of sales	$342.7	$—	$(3.8)	$(0.4)	$338.5
Selling and technical services	36.2	—	—	(0.1)	36.1
Administrative and general	28.3	—	—	0.3	28.6
Earnings from operations	85.5	—	3.8	0.1	89.4
Other expense, net	1.8	(1.5)	—	—	0.3
Earnings from continuing operations before income taxes	79.8	1.5	3.8	0.1	85.2
Income tax provision	23.6	0.6	1.4	—	25.6
Earnings from continuing operations	56.2	0.9	2.4	0.1	59.6
Diluted earnings per common share - continuing operations	0.77	0.01	0.03	—	0.81

In the second quarter of 2015, the following special items were recorded in continuing operations:

(1)	Environmental reserves for inactive sites
(2)	Greenville, TX lockout costs
(3)	Net restructuring costs

	Three Months Ended June 30, 2014
	GAAP (As Reported)	Restructuring (1)	Non-GAAP (As Adjusted)
Manufacturing cost of sales	$347.1	$(0.1)	$347.0
Administrative and general	32.9	(0.2)	32.7
Earnings from operations	93.5	0.4	93.9
Earnings from continuing operations before income taxes	90.5	0.4	90.9
Income tax provision	28.0	0.1	28.1
Earnings from continuing operations	62.5	0.2	62.7
Diluted earnings per common share - continuing operations	0.85	—	0.85

In the second quarter of 2014, the following special item was recorded in continuing operations:

(1)	Net restructuring costs

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Reconciliation of GAAP and Non GAAP Measures

(Amounts in millions, except per share amounts)

(Continued)

Six Months Ended June 30

	Six Months Ended June 30, 2015
	GAAP (As Reported)	Pension MTM (1)	Texas lockout costs (2)	Restructuring (3)	Environmental (4)	Non-GAAP* (As Adjusted)
Manufacturing cost of sales	$713.7	$(15.8)	$(11.3)	$(1.4)	$—	$685.1
Selling and technical services	71.5	—	—	(0.4)	—	71.1
Administrative and general	60.5	—	—	(1.9)	—	58.6
Earnings from operations	146.2	15.8	11.3	3.7	—	177.1
Other expense, net	1.5	—	—	—	(1.5)	—
Earnings from continuing operations before income taxes	137.1	15.8	11.3	3.7	1.5	169.5
Income tax provision	38.4	5.9	4.1	1.3	0.6	50.3
Earnings from continuing operations	98.7	9.9	7.2	2.5	0.9	119.2
Diluted earnings per common share - continuing operations	1.35	0.14	0.10	0.03	0.01	1.63

*	May not add due to rounding.

In the first half of 2015, the following special item were recorded in continuing operations:

(1)	Pension mark-to-market adjustment, net
(2)	Greenville, TX lockout costs
(3)	Net restructuring costs
(4)	Environmental reserves for inactive sites

	Six Months Ended June 30, 2014
	GAAP (As Reported)	Pension MTM (1)	Restructuring (2)	Non-GAAP* (As Adjusted)
Manufacturing cost of sales	$676.2	$6.2	$(0.3)	$682.1
Administrative and general	62.3	—	(0.2)	62.1
Earnings from operations	170.9	(6.2)	0.5	165.3
Other expense, net	0.5	—	0.1	0.6
Earnings from continuing operations before income taxes	164.2	(6.2)	0.4	158.5
Income tax provision	45.8	(2.3)	0.2	43.7
Earnings from continuing operations	118.4	(3.8)	0.2	114.8
Diluted earnings per common share - continuing operations	1.61	(0.05)	—	1.56

*	May not add due to rounding.

In the first half of 2014, the following special items were recorded in continuing operations:

(1)	Pension mark-to-market adjustment, net
(2)	Net restructuring costs

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